Exhibit 10.1

January 3, 2019

Mark Mallon

89 Bickenhall Street

London, UK W1U6BS

Re: Offer of Employment

Dear Mark:

On behalf of all my colleagues at Ironwood, I am delighted to provide you with the terms and conditions of your anticipated employment by Ironwood Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Ironwood”). This offer and the terms of your employment with the Company (including compensation, benefits and equity awards) are subject to and conditioned upon the approval of the Company’s Board of Directors (the “Board”) in all respects.

1.                                      Position.  Your initial position will be that of Executive Senior Advisor, reporting to the Chair of the Governance and Nominating Committee of the Board (the “GNC Chair”). You will be responsible for performing executive level duties and responsibilities as the GNC Chair may assign. As a full-time employee of the Company, you will be expected to devote your full-time business time and energies to the business and affairs of the Company.  It is understood and agreed that the Board will elevate you to the position of the Company’s Chief Executive Officer (“CEO”) when the Company’s current CEO (the “Existing CEO”) departs from that role and the anticipated separation of the Company’s soluble guanylate cyclase business is completed (the “Separation”), subject to your satisfactory performance of your role as Executive Senior Advisor as determined by the Board in its reasonable good faith discretion. If you become CEO of the Company, and subject to Board approval, you will also serve as a member of the Board.  In the event you are not selected as the Company’s CEO at the time the Existing CEO ceases serving in that role and the Separation is completed, and provided you are not otherwise terminated by the Company for “Cause” (as defined in the Executive Severance Agreement which is being provided to you along with this offer letter), such failure to promote you to the CEO role shall be a “Good Reason” condition under the Executive Severance Agreement.  Following the execution date of this offer letter, the Company will issue a press release stating that the Board intends to promote you to the position of CEO of the Company in connection with the completion of the Separation, and that you will serve as the Executive Senior Advisor in the interim.

2.                                      Starting Date/Nature of Relationship.  Your employment will start on January 4, 2019, unless a later date is agreed to by the Company (the “Start Date”) which you acknowledge is more than ten (10) business days after you first received this offer letter and the Restrictive Covenants Agreement (as defined below), subject to approval of the Board.  No provision of this offer letter shall be construed to create an express or implied employment contract for a specific period of time.  Either you or the Company may terminate the employment relationship at any time and for any reason.

3.                                      Compensation.

(a)                                 Your initial base salary for this exempt position will be paid bi-weekly, equal to $750,000.00 per year. For the avoidance of doubt, you will not be eligible for an increase in your base salary in 2019 as part of the Company’s 2018 performance review cycle.

(b)                                 As soon as practicable after the Start Date, you will be granted an option to purchase shares of Class A Common Stock of the Company (“Shares”) pursuant to the terms and conditions of the Company’s standard form of option agreement with an aggregate Black-Scholes value equal to $1,000,000.00 at the time of such grant, as determined by the Company in its sole discretion (rounded down to the nearest whole number of options) (the “Initial Option”). The exercise price of the Initial Option shall be the fair market value of the Company’s Class A Common Stock at the time of grant of the Initial Option. The Initial Option will be subject to vesting based on your continued employment by the Company on each vest date: 25% shall vest one year from the Start Date, with the balance vesting equally on a monthly basis over the subsequent three years.

(c)                                  As soon as practicable after the Start Date, you will also be granted Restricted Stock Units (“RSUs”) pursuant to the terms and conditions of the Company’s standard form of RSU agreement with an aggregate value of $1,000,000.00 at the time of such grant, utilizing the average closing prices of the Shares over the 20 trading days immediately preceding the date of grant to determine the number of RSUs to be granted, as determined by the Company in its sole discretion (rounded down to the nearest whole number of RSUs). Each such RSU shall represent the right to receive one Share that will be issued to you in accordance with the following vesting schedule, subject to your continued employment by the Company on each vest date: 25% shall vest on each approximate anniversary of the grant date over four years.

For the avoidance of doubt, you will not be eligible for an equity award in 2019 as part of the Company’s 2018 performance review cycle.

(d)                                 If you become the Company’s CEO, as soon as practicable after the date you begin in the CEO role, you will be granted an option to purchase Shares pursuant to the terms and conditions of the Company’s standard form of option agreement with an aggregate Black-Scholes value equal to $2,500,000.00 at the time of such grant, as determined by the Company in its sole discretion (rounded down to the nearest whole number of options) (the “Additional Option”). The exercise price of the Additional Option shall be the fair market value of the Company’s Class A Common Stock at the time of grant of the Additional Option. The Additional Option will be subject to vesting based on your continued employment by the Company on each vest date: 25% shall vest one year from the Start Date, with the balance vesting equally on a monthly basis over the subsequent three years.

If you become the Company’s CEO, as soon as practicable after the date you begin in the CEO role, you will also be granted RSUs, pursuant to the terms and conditions of the Company’s standard form of RSU agreement with an aggregate value of $2,500,000.00 at the time of such grant, utilizing the average closing prices of the Shares over the 20 trading days immediately preceding the date of grant to determine the number of RSUs to be granted, as determined by the Company in its sole discretion (rounded down to the nearest whole number of RSUs).  Each such RSU shall represent the right to receive one Share that will be issued to you in accordance with the following vesting schedule, subject to your continued employment by the Company on each vest date: 25% shall vest on each approximate anniversary of the grant date over four years.

Notwithstanding anything herein to the contrary, in no event will you be entitled to receive grants of more than 1,000,000 Shares (or RSUs or Options for Shares) in any fiscal year in the aggregate, and any grants hereunder shall be reduced by any amount as is necessary to comply with this limitation.

(e)                                  You will be eligible for a target bonus of 75% of your base salary, based on achievement of goals developed by the Board after consultation with you, and the Company’s achievement of its corporate goals. These goals, and the terms of the target bonus, will be communicated to you at a later date.  For the avoidance of doubt, you will not be eligible for a bonus in 2019 as part of the Company’s 2018 performance review cycle.

(f)                                   You will receive a one-time bonus of $880,000.00 (less applicable taxes) on the Company’s next regular payroll date following your Start Date. This bonus is treated as taxable income.  If you terminate your employment for any reason on or before the first anniversary of your Start Date, or the Company terminates your employment within such period for Cause (as defined in the Executive Severance Agreement), this one-time bonus must be fully repaid to the Company within 30 days of termination or at such later time as the Company may permit in its sole discretion. If you terminate your employment for any reason after the first anniversary of your Start Date but on or before the second anniversary of your Start Date, or the Company terminates your employment within such period for Cause (as defined in the Executive Severance Agreement), fifty percent (50%) of this one-time bonus must be repaid to the Company within 30 days of termination or at such later time as the Company may permit in its sole discretion. The Company retains the right to reconcile any final amount of pay owed to you to recoup this payment, if necessary and consistent with applicable law.

(g)                                  You will be eligible for relocation services under the Company’s relocation program through MoveTrek in order to support your relocation to the Boston/Cambridge area. Notwithstanding anything to the contrary under the Company’s relocation program, you will be entitled to Temporary Living benefits for up to six (6) months immediately following the Start Date. If you terminate your employment for any reason within twelve (12) months following the payment date of your last relocation reimbursement, or the Company terminates your employment within such period for Cause (as defined in the Executive Severance Agreement), the full amount of all relocation reimbursements must be fully repaid to the Company within 30 days of termination or at such later time as the Company may permit in its sole discretion.  The Company retains the right to reconcile any final amount of pay owed to you to recoup this payment, if necessary and consistent with applicable law.

4.                                      Separation Benefits.  You will be eligible for benefits in the event of your separation from the Company in accordance with the terms of the Executive Severance Agreement.

5.                                      Other Benefits.  You will be entitled as an employee of the Company to receive such benefits as are generally provided to its employees in accordance with Company policy as in effect from time to time.  The Company retains the right to change, add or cease any particular benefit.  Current benefits include: medical and dental insurance, disability and life insurance, 401k plan, flexible spending plan, vacation, and holidays. Details about these benefit plans will be made available for your review.

6.                                      Restrictive Covenants Agreement.  The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a Proprietary Information and Intellectual Property and Noncompetition Agreement (the “Restrictive Covenants Agreement”) which you acknowledge and agree was provided to you along with this offer letter at least ten (10) business days before the commencement of your employment. Given the nature of your position, and notwithstanding anything to the contrary in the Restrictive Covenants Agreement, you and the Company acknowledge and mutually agree that the Restrictive Covenants Agreement is hereby amended such that in the event (i) you resign from your employment or the Company terminates your employment for Cause (as defined in the Restrictive Covenants Agreement), (ii) you do not enter into a Separation Agreement (as defined in the Executive Severance Agreement), and (iii) the Company does not waive the post-employment noncompetition restrictions in Paragraph 5(a) of the Restrictive Covenants Agreement, then, in lieu of any garden leave pay obligations, the Company will provide you with an extended exercise period from the date your employment ends (the “Separation Date”) to the one year anniversary of the Separation Date in which you may exercise outstanding unexercised stock options granted pursuant to the Company’s equity incentive plans that have vested as of the Separation Date, provided if the original expiration date of a stock option is an earlier date, such original expiration date shall continue to apply. If you hold any “incentive stock options,” the extension of the exercise period may convert such incentive stock options to non-qualified options. The Restrictive Covenants Agreement shall otherwise be in full force and effect in accordance with its terms. You acknowledge and agree that you had a right to consult with counsel prior to signing the Restrictive Covenants Agreement.

7.                                      General.

(a)                                 This offer letter, the Restrictive Covenants Agreement and the Executive Severance Agreement constitute our entire agreement as to the terms of your employment by the Company and will supersede any prior agreements or understanding, whether in writing or oral.

(b)                                 As required by law, this offer is subject to satisfactory proof of right to work in the United States.

(c)                                  This letter shall be governed by the laws of the Commonwealth of Massachusetts, without application of its principles of conflict laws.

In addition, by accepting this offer, you represent and warrant to the Company that from and after your Start Date (which will be determined at a later date), you will not be subject to any noncompetition or other agreement prohibiting you from performing services for the Company to the full extent contemplated by this letter.  In addition, should you become legally prohibited from performing services for the Company to the full extent contemplated by this letter, or should the Company reasonably believe that you are legally prohibited from performing services to the full extent contemplated by this letter, the Company shall have the right to rescind your offer and/or immediately terminate your employment.

The Company reserves the right to modify, rescind or revoke this offer or the terms of your employment with the Company at any time for any reason.

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We at Ironwood are very excited at the prospect of your joining our team, and we look forward to working together with you to build a great entrepreneurial pharmaceutical company.

Sincerely,

IRONWOOD PHARMACEUTICALS, INC.

/s/ Julie McHugh
Julie McHugh
Chair, Governance and Nominating Committee of the Board of Directors

ACCEPTED this 3rd day of January, 2019:

/s/ Mark Mallon
Mark Mallon